POWER OF ATTORNEY

Crown Finance Foundation, registered at "Am Schragen Weg 14, FL-9490 Vaduz" represented by Dr. Norbert Seeger, Attorney-at-Law, Vaduz, and Dr. Christian Zangerle, Vaduz, with joint signature right by two, herewith empowers

Mr. Franz Thomas Alexander Wolf,
holder of Passport
No. 2478487411 of the
Federal Republic of Germany,
issued
on July 24, 1997 by
Landeseinwohneramt Berlin

to sign on behalf of Crown Finance Foundation reports to be filed with the United States Security and Exchange Commission under the Securities Exchange Act of 1934.

This Power of Attorney is valid until 31st July 2007.
Vaduz, 29th June 2006

CROWN FINANCE FOUNDATION

/s/Dr. Norbert Seeger
(Dr. Norbert Seeger)

/s/Dr. Christian Zangerle
(Dr. Christian Zangerle)